Exhibit 99.1

FIRST INDIANA BANK
Moderator: Bob Warrington
10-19-06/1:00 pm CT
Confirmation # 7532818

FIRST INDIANA BANK

Moderator: Bob Warrington
October 19, 2006
1:00 pm CT

Operator:	Good afternoon. My name is (Tashanta) and I will be your conference operator today.

At this time, I would like to welcome everyone to First Indiana Corporation Third Quarter Earnings conference call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

Thank you.

Mr. Warrington, you may begin your conference.

Bob Warrington:	Thank you, (Tashanta).

FIRST INDIANA BANK
Moderator: Bob Warrington
10-19-06/1:00 pm CT
Confirmation # 7532818

Welcome and good afternoon. Thank you for joining us. We appreciate the opportunity to share our third quarter results and observations with you.
With me today are Beth Copeland, our Communications Director, and Bill Brunner, our Chief Financial Officer. First Beth Copeland will address forward-looking statements.

Second, Bill Brunner will review selected financials, and then I’ll provide some remarks. Following that, we’ll be glad to answer any of your questions.

Beth?

Beth Copeland:	This conference call may contain forward-looking statements concerning First Indiana’s further operations and financial results. Such statements are based on management’s views and expectations as of today based on information presently available to management.

These statements are subject to numerous risks and uncertainties as described in our Form 10-K and other filings with the Securities and Exchange Commission.

And as a consequence, actual results may differ materially from those anticipated by the forward-looking statements. First Indiana undertakes no duty to update forward-looking statements.

And now Bill Brunner will review a few of our financials for the third quarter.

Bill Brunner:	Good afternoon.

FIRST INDIANA BANK
Moderator: Bob Warrington
10-19-06/1:00 pm CT
Confirmation # 7532818

First Indiana’s net income for the third quarter of 2006 was $5.7 million or 34 cents per diluted share. Earnings for the third quarter of the previous year were $6.6 million or 37 cents per diluted share.

Included in the third quarter results was $617,000 in expenses, which had an impact of 2 cents per diluted share. These expenses are related to the core conversion that took effect in August and costs associated with changes to our senior team.

Return on average assets for the third quarter was 1.07% compared with 1.36% in the third quarter of 2005. Return on average equity for the quarter was 12.71% compared with 10.80% in the second quarter of 2005.

The net interest margin was 3.61% for the third quarter of 2006. This is compared with 3.77% for the second quarter of 2006 and 3.9% in the third quarter of 2005.

The change in the margin is due to several factors. First, deposit and loan growth remained strong, with the deposit growth centered in relatively high cost sources of commercial money market accounts and retail CDs. This marginal growth produces a net spread that is narrowed in the bank’s total margin.

Second, client-based funding growth has exceeded the growth in loans, creating extra liquidity. The short-term investment of these funds at narrowed spreads also contributes to the margin’s decline. If not for this cash, the margin would have been 6 basis points higher.

And finally, deposit and loan pricing remains very competitive.

FIRST INDIANA BANK
Moderator: Bob Warrington
10-19-06/1:00 pm CT
Confirmation # 7532818

Deposits for the third quarter averaged $1.6 billion, up $149 million or 10% over the average for the second quarter of 2006.

Balance in savings accounts - saving products increased on average $128 million, centered in the commercial division in both new and expanded client relationships.

Retail CDs increased on average $35 million over previous quarters as the CD has regained favor with retail customers. This growth has occurred without a decline in our other retail deposit categories.

This growth in funding has decreased the loan/deposit ratio to 1.01% at (September 30).

Total loans outstanding increased 8% on an annualized basis linked quarter to quarter. Loans ended the third quarter at $1.693 billion compared with $1.661 billion at June 30, 2006. This brings the annualized growth rate year to date to 11%.

Commercial lending continues to lead this trend, increasing $124 million or 15% since December 31, 2005. Consumer loans continue to be flat as we have narrowed our portfolio’s focus to only locally sourced consumer loan products that offer better returns.

Credit risk trends remain positive, leading to no provision for loan losses taken for the third quarter. Non-performing loans at September 30 were $5.8 million, up from $2.7 million at the end of the second quarter. The majority of this increase was one credit, which was in the process of renewal and has now been completed.

FIRST INDIANA BANK
Moderator: Bob Warrington
10-19-06/1:00 pm CT
Confirmation # 7532818

Non-interest income for the third quarter of 2006 was $6.6 million compared with $7.3 million for the second quarter. Income from the sale of loans decreased $779,000 this quarter brought on by decreases in primarily volume.

As mentioned earlier in my remarks and in the earnings release, we incurred expenses totaling $617,000 associated with the core conversion and changes to the senior team. Excluding these costs, expenses remained flat again this quarter.

Now Bob has some remarks about our results.

Bob Warrington:	Thank you, Bill.

As we have discussed in previous calls, I believe that the winners and losers in the banking business will be determined in large part by who can hire and retain the best talent. Being positioned with top talent allows the flexibility to leverage that talent in areas where the highest return can be obtained.

Over the last quarter, we have been active in this area. We’ve done a bit of moving around among the senior team this quarter and have been successful in recruiting some of the best bankers in the market.

In October, Tim Massey joined our team to lead our corporate banking division, which includes C&I, commercial real estate, and construction lending.

Tim has over 20 years of banking experience in Central Indiana and is a well-known leader in the commercial banking community. He was most recently the market president for the Indianapolis region of Irwin Union Bank. We’re

FIRST INDIANA BANK
Moderator: Bob Warrington
10-19-06/1:00 pm CT
Confirmation # 7532818

looking to Tim’s leadership to continue to grow our pipeline and bring in quality credits.

Joining Tim this quarter were two - excuse me, experienced corporate bankers and one seasoned cash management account executive recruited locally. We also transferred a talented officer into the commercial division to become a relationship manager.

The addition of Tim Massey along with the recent retirement announcement has allowed us to redeploy several others into roles where their talents can be further levered.

Reagan Rick has accepted a new challenge in leading our retail franchise. Reagan previously led the organization’s commercial banking division through a time of tremendous growth. We know that growing our deposit (base) through our retail division is critical in the success of the franchise.

With Reagan’s proven track record we believe he is the right leader to take our retail team to the next level of performance.

Also, Dave Maraman has accepted the challenge to lead our consumer finance operation. David was the architect of the bank’s dramatic improvement in its credit profile over the past two years and will continue as the bank’s chief credit officer.

The wholesale portion of our business has experienced marked decreases in loan sale income over the past few quarters. And David’s first priority is to evaluate the business and develop a clear picture of direction and opportunities for this segment.

FIRST INDIANA BANK
Moderator: Bob Warrington
10-19-06/1:00 pm CT
Confirmation # 7532818

Finally, I am pleased to report that we successfully converted our core processing systems in August as planned. Through the planning and efforts of many people over the past year, the conversion weekend and the days that followed went well. We are now positioned to focus on moving forward with the new systems and executing on the remaining process improvement initiatives.

With these adjustments, we continue to make our goal executing the basics with excellence. We’re focused on building our pipelines with quality credits, growing deposits, and controlling expenses.

That concludes our prepared remarks. With (Tashanta)’s assistance, we’d be glad to take any questions.

Operator:	At this time I would like to remind everyone in order to ask a question, please press star-1 on your telephone keypad.

We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from Fred Cummings with Keybanc Capital Markets.

Fred Cummings:	Yes, good morning, Bob and Bill.

Bob, can you expand on the change in strategy in the home equity business? I may have missed some of the comments. I (got a couple) calls going on at once.

FIRST INDIANA BANK
Moderator: Bob Warrington
10-19-06/1:00 pm CT
Confirmation # 7532818

One, are you - I know I heard you say you’re discontinuing out-of-market originations. And are you still using the originate-and-sell model in that business going forward?

Bob Warrington:	Hello Fred. Thank you for your question.

Let me clarify. Bill’s comment regarding out-of-market production was that none of that was going into our own bank portfolio currently. We are still originating that product.

So what we were attempting to say is that we have experienced a meaningful decline in origination volume and we are - made some changes to try to address that situation.

We are still active in that business, committed to it, and will work to improve the performance.

Fred Cummings:	Okay.

You know, can you give us those volume numbers third quarter versus the second in that home equity business?

Bob Warrington:	Bill, do you have those?

Bill Brunner:	Fred, I presume you’re talking about the volume that was sold, which oftentimes does track with the production. There’s probably...

Fred Cummings:	Yes.

Bill Brunner:	...just a little bit of a lag.

FIRST INDIANA BANK
Moderator: Bob Warrington
10-19-06/1:00 pm CT
Confirmation # 7532818

Fred Cummings:	Yes.

Bill Brunner:	Round numbers we sold approximately $57 million in the - this last quarter and $80 million in the quarter before...

Fred Cummings:	Okay.

And then how does your - and the second topic - actually one more question surrounding that. How does the - how did the pipeline look going into the fourth quarter in terms of origination activity in that home equity business?

Bob Warrington:	I would say right now that we have no reason to predict the fourth quarter would be any different than the third quarter.

Fred Cummings:	Okay.

And then moving to deposits, Bob, you guys had very strong growth, particularly in that savings category. Is that primarily coming from your corporate customers?

Bob Warrington:	Yes it is. We’ve been very active with our cash management unit and have been successful penetrating that market.

Fred Cummings:	Okay. Okay, thank you.

Bob Warrington:	Thanks Fred.

Operator:	Your next question comes from Kenneth James with FTN Midwest.

FIRST INDIANA BANK
Moderator: Bob Warrington
10-19-06/1:00 pm CT
Confirmation # 7532818

Kenneth James:	Hi, good afternoon.

Bob Warrington:	Good afternoon.

Kenneth James:	I had a question. Now that your core processor conversion is complete, I wanted to see if we could get a little more clarity on kind of the $2 million more or less of profit enhancements you’ve been forecasting for that.

In terms of your expense run rate, I mean, (the savings) that come from that, is it going to more or less offset some other expenses that - or investments you’re (going to make) in the franchise? Or should we be looking for kind of absolute declines in the expense rate going forward from here?

Bill Brunner:	Kenneth, this is Bill.

Some of those numbers, and if you go back in our conversations, the savings started to come in well before the conversion and have been working their way in. However, obviously (there are) ones we can not capture until after the conversion.

So we do believe some of them are in the run rate today. There is more of it to come. What has been kind of the coincidence of it is to date we’ve been able to hold expenses over a couple year period. In other words, outrun any increases that might be coming forward.

We continually focus on driving down expense and think there’s still some opportunity to work against the expense growth, keep the wave of that away from natural other costs going up.

FIRST INDIANA BANK
Moderator: Bob Warrington
10-19-06/1:00 pm CT
Confirmation # 7532818

Kenneth James:	Okay, so no material declines in - from kind of the core expense run rate you showed this quarter?

Bill Brunner:	Not in a way that you could just measure it and say gee, just take a couple million off of it by - I can’t tell you that.

Kenneth James:	Okay, thank you.

And then in terms of the margin going forward, I know you talked about some excess liquidity holding it down about 6 basis points going forward. But just given kind of the competitive environment you’re in, do you think that the margin kind of continues to trend lower here for the next few quarters?

Bill Brunner:	Well, it’s been a few years (that) we’ve seen competitive pricing pressures on the loan side. I would say this year more - the competitive pressures have been more on the liability or deposit side of the equation.

You know, time will tell. There’s been a pause in interest rates and we’ll just have to see how that - if that changes the competitive pressure. There’s still a lot of people searching for deposits very aggressively.

Kenneth James:	Okay.

Has the entrance of Sky into your markets, have they impacted the deposit pricing at all? Or are they pretty much being in line with kind of the other larger banks in your markets and (kind of the)...

Bob Warrington:	They - that transaction just closed yesterday and they have not yet made the conversion to fully operating as Sky. So it’s really too soon to provide any meaningful feedback on that.

FIRST INDIANA BANK
Moderator: Bob Warrington
10-19-06/1:00 pm CT
Confirmation # 7532818

Kenneth James:	Okay. Thank you.

Bob Warrington:	You’re welcome.

Operator:	Again, to ask a question, please press star-1 on your telephone keypad.

Your next question comes from Brad Milsaps with Sandler O’Neill.

Brad Milsaps:	Hey, good afternoon.

Bob Warrington:	Good afternoon.

Brad Milsaps:	Just maybe a little bit more color on the margin. Bill, can you talk about maybe where it was on a monthly basis and how quickly sort of in the third quarter you started seeing pressure on the margin? I mean, was it more front-end loaded and then it kind of leveled out for the entire quarter near this level? Or did, you know, kind of how did that play out?

Bill Brunner:	Okay, that’s a very fair question.

The margin - well again, the one thing that makes it a little bit hard is because my cash balance bounces around from month to month. And, you know, it averaged in that $30 million range. But I would say it was relatively stable through each month of the quarter...

Brad Milsaps:	Okay.

So really around this kind of 360 level for the entire quarter?

FIRST INDIANA BANK
Moderator: Bob Warrington
10-19-06/1:00 pm CT
Confirmation # 7532818

Bill Brunner:	Correct.

Brad Milsaps:	Okay.

And you talked about having the excess liquidity. It’s - reading into that, that would mean that you would like to - although your loan/deposit ratio going back several years has been really high, you would like to take higher from where you are now?

Bill Brunner:	Well, I sure would rather redeploy that cash into loans, even if it hurts my loan/deposit ratio, at better yields and spreads.

Brad Milsaps:	Right.

And then that would be my next question. Loan growth slowed a little bit relative to where you were in the second quarter where you just put on a tremendous number of loans.

Really can you talk a little bit about a pipeline and is that - some of that related to just the fact that, you know, your loan officers were so busy closing the loans in the second quarter that getting the calling efforts cranked back up just took a little bit of time?

Bob Warrington:	Brad, I think maybe it’s too much focus on, you know, one specific quarter. As we’ve talked about in the past, we - we’re - we feel good about where we are with our pipeline, with the calls that are being made. It’s - it just doesn’t always result in the bookings in a smooth fashion.

So I think the third quarter was positive from a loan generation perspective.

FIRST INDIANA BANK
Moderator: Bob Warrington
10-19-06/1:00 pm CT
Confirmation # 7532818

Brad Milsaps:	And you feel good about the pipeline?

Bob Warrington:	Yes.

Brad Milsaps:	Okay, great. Thank you.

Bob Warrington:	You’re welcome.

Operator:	Your next question comes from (Steve Covison) with (unintelligible) (Capital).

(Steve Covison):	Good afternoon.

Bob Warrington:	Good afternoon.

Bill Brunner:	Hi (Steve).

(Steve Covison):	Hi.

Bill, you touched on a - the increase in non-performing assets, and I think you mentioned that it was due to one credit that was renewed. Does that mean that it was refied out to a different bank? Or you just - or you kind of restructured it? Or how...

Bill Brunner:	Well, it’s renewed. It’s still in the bank. It’s just if you know it, it was also in the category of non-performing but accruing. So it wasn’t a troubled credit. It just had to get renewed.

(Steve Covison):	(Oh), so it was past due and now it’s all (performing)...

FIRST INDIANA BANK
Moderator: Bob Warrington
10-19-06/1:00 pm CT
Confirmation # 7532818

Bill Brunner:	And now the note’s up to date.

(Steve Covison):	Okay.

How about just in general, Bob or Bill, your general feel about credit trends and the watch list and things like that?

Bob Warrington:	You know, we’ve been fortunate most of this year. We’re always cautiously concerned about our credits, but generally speaking, we feel good about the quality that’s on our balance sheet.

There’s always going to be a loan or loans that for whatever reason move in and out of some sort of distress. But generally speaking, we feel good about where we’re positioned from a credit quality perspective.

(Steve Covison):	Okay.

And then lastly any changes or any feeling about branch either expansion or rationalization? Or how do you feel from a brick-and-mortar perspective?

Bob Warrington:	Pretty consistent with where we left it at the last conference call. We’ve got two new branches that still are doing well. You know, neither one has been with us for six months yet. And Bill, what, we’ve got one that we’ll bring onboard next year?

Bill Brunner:	Certainly in the first part of the year. We’ve got - I’m negotiating on some other sites that we have targeted (on land), so we continually try to build the pipeline to bring them on as, you know, we know the markets where we’d like to be. It’s just a matter of securing sites and keeping it rolling forward.

FIRST INDIANA BANK
Moderator: Bob Warrington
10-19-06/1:00 pm CT
Confirmation # 7532818

(Steve Covison):	Okay, thank you.

Bob Warrington:	Thanks (Steve).

Operator:	Your next question comes from Brian Martin with Howe Barnes.

Brian Martin:	Hi guys.

Men:	Hi Brian.

Brian Martin:	(Hey), just wondering the changes you guys made on the senior management front, I mean, is that - you know, it sounds as though they were kind of expected. But I guess are there any additional changes you guys are expecting? Or does this kind of round things out?

Bob Warrington:	Rounds things out. We are very excited and feel quite fortunate to be able to have Tim Massey join us. He is really a very well known banking commodity in the Indianapolis marketplace. So this I think strengthens us. But we think we’re set from a senior management perspective.

Brian Martin:	Okay.

And what was the, (you know), I guess the net new adds over the quarter for producers? Tim being one of them, and you said he had a couple other individuals that...

Bob Warrington:	Yes.

Brian Martin:	...also joined?

FIRST INDIANA BANK
Moderator: Bob Warrington
10-19-06/1:00 pm CT
Confirmation # 7532818

Bob Warrington:	Yes.

We had two corporate bankers that joined us that had been with other institutions. And we internally transferred one of our more successful officers from another area into corporate banking. And in addition, we recruited one cash management executive during the quarter.

Brian Martin:	Okay.

So three new adds and then one internal switch. And the two that you talked about that are corporate bankers, did they also, I mean, were they part of Tim’s team or are they from another institution?

Bob Warrington:	They’re both from other institutions. One was part of Tim’s prior team.

Brian Martin:	Okay.

And yeah, I guess can you quantify at all the, you know, the level of production that they bring over with them, I mean, the size of their books of businesses? And I guess...

Bob Warrington:	Well, recognize that our new associates haven’t been with us a month yet.

Brian Martin:	Right.

Bob Warrington:	I can tell you that we’ve already booked a deal within the first week of a - the corporate banking account officer coming over and there’s another one sitting on Tim’s desk to be looked at and approved.

FIRST INDIANA BANK
Moderator: Bob Warrington
10-19-06/1:00 pm CT
Confirmation # 7532818

You know, what it turns out to be, it’s too early to forecast. But we do believe that all those staff additions are high quality. We know they’re seasoned and experienced professionals, so we have high hopes for their future performance.

Brian Martin:	Okay.

And just as far as the, you know, was there a bonus accrual recorded in this quarter? Or I guess, you know, where does that stand at this point?

Bill Brunner:	Yes, we did take a bonus accrual. You know, the amounts of bonus accruals are evaluated every quarter against goals and targets. But (yep), I did accrue some money (in bonuses).

Brian Martin:	Okay.

Can you give us an idea of what that level was in the quarter, Bill?

Bill Brunner:	I hate to say this, but I’m afraid I don’t have that.

Brian Martin:	Okay.

Bill Brunner:	(And)...

Brian Martin:	Was it relatively constant with last, you know, the past two quarters? Was it, you know, north or south significantly or not much change?

Bill Brunner:	It was south, but significant - I mean, it was south some, but not a large, large amount.

FIRST INDIANA BANK
Moderator: Bob Warrington
10-19-06/1:00 pm CT
Confirmation # 7532818

Brian Martin:	Not a large amount, okay. All right, that’s it. Thanks guys.

Bob Warrington:	Thank you, Brian.

Operator:	Your next question comes from Brian Hagler with Kennedy Capital.

Brian Hagler:	Hey, good afternoon, guys.

Bob Warrington:	Good afternoon.

Brian Hagler:	I may’ve missed it earlier when you were talking about the home equity sales this quarter. I know you mentioned the volumes were down. Can you just talk about what you’re seeing on the spread side and what you expect - what you saw during the quarter and what you expect going into the fourth quarter?

Bill Brunner:	Okay. I’ll be glad to do that.

They did fall off about 1/4 of a point this quarter. Going forward, I mean, it’s a month-to-month deal. But we have seen a couple quarters now where it has fallen a similar kind of number.

You know, the competition for the product out there is pretty fierce.

Brian Hagler:	So I’m assuming that that was maybe part of the reason behind the fact that you sold less this quarter?

Bill Brunner:	It was part of it. But the volume (unintelligible) it was the larger part.

Brian Hagler:	Okay. All right, great, guys. Thanks.

FIRST INDIANA BANK
Moderator: Bob Warrington
10-19-06/1:00 pm CT
Confirmation # 7532818

Bob Warrington:	Thank you, Brian.

Operator:	Again, to ask a question, please press star-1 on your telephone keypad.

You have a follow-up question from Brad Milsaps with Sandler O’Neill.

Brad Milsaps:	Hey, Bill. Just to quickly follow up (but) on the reserve, I know you had more charge-offs than maybe you’ve - this quarter than you’ve had the last couple quarters. But, you know, the last few quarters you’ve actually taken some of the reserve back into earnings. But you didn’t do that this quarter.

Can you kind of help me with that a little bit? I mean, it didn’t seem like NPAs changed that much, especially considering the, you know, you talked about the one that is now performing.

Just trying to get a sense of kind of how you’re thinking about the reserve. And I understand it’s based on a formula, et cetera. But this quarter seemed to be a little different than the previous two.

Bill Brunner:	Well, Brad, first of all, the little change in charge-offs were not seen to be material. In fact, last quarter, our consumer charge-offs were at what I’d call an exceptionally low level. And if there was an increase, it was no more than coming back to what we’ve been seeing for numbers of quarters.

As far as the reserve for loan loss, there’s not been any dramatic movement (and hence) that causes the provision. The charge-offs are coming in as expected. The portfolio continues to grow. Our historical (roll) rate losses, which drives our model, continue to come down.

FIRST INDIANA BANK
Moderator: Bob Warrington
10-19-06/1:00 pm CT
Confirmation # 7532818

And so in essence this time the amount of reserve (can take) - or the amount of the reserve drifting down was just charge-offs. And it was balanced with the need to reserve for growth.

You know, when we do a negative provision just because, you know, the credit quality metrics on the (roll rate) basis just get so much better, you - it outruns the growth.

Brad Milsaps:	Okay.

So even though you had more growth - loan growth in the second quarter and less in the third, the second quarter you were able to bring the reserve down more?

Bill Brunner:	Yeah. And that’s more of a mechanical calculation based on historical loss rates and as they come down...

Brad Milsaps:	Okay, thank you.

Operator:	Once again to ask a question, please press star-1 on your telephone keypad...

You have a follow-up question from Kenneth James with FTN Midwest.

Kenneth James:	Is it safe to assume that going forward the buyback activity’s going to be pretty minimal? It looks like it was pretty minimal in this quarter and I’m not sure exactly where you would stand on your authorization. But is that safe to assume?

Bill Brunner:	I think that’s fair, Kenneth.

FIRST INDIANA BANK
Moderator: Bob Warrington
10-19-06/1:00 pm CT
Confirmation # 7532818

Kenneth James:	Okay. And is it also safe to assume from a modeling perspective if you’re trying to be on the conservative side, I gather in your comments that we may not’ve seen the bottom in the - kind of the gain on loan sale revenue this quarter?...

Bob Warrington:	I’m sorry, could you repeat that please?

Kenneth James:	I said is it safe to assume that we may not’ve seen the bottom on the gain on sale of loan revenue this quarter based on some of the commentary?

Bob Warrington:	I think that’s unclear, to be honest with you. You know, what I was attempting to say is that at this point in time, we don’t see anything that would allow us to conclude that the fourth quarter would be different than the third. But we’re very early in to the quarter. So that’s the best guidance I can provide at this point in time.

Kenneth James:	Okay, fair enough. Thank you.

Bob Warrington:	Thanks Kenneth...

Operator:	At this time, there are no further comments or questions. Are there any closing remarks?

Bob Warrington:	No, I think we’re finished. Thank you, (Tashanta).

Operator:	You’re welcome, sir. This concludes today’s conference call. You may now disconnect.

END